UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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COMMONWEALTH TELEPHONE ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 CTE Drive

Dallas, Pennsylvania 18612-9774

(570) 631-2700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 19, 2004

The Annual Meeting of Shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) will be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on Wednesday, May 19, 2004, at 11:00 A.M., local time. The meeting will be held for the following purposes:

1.	To elect three (3) Directors to Class II to serve for a term of three (3) years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004;

3.	To consider and act upon a proposal to approve the Company’s Non-Management Directors’ Stock Compensation Plan; and

4.	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Only shareholders of record at the close of business on March 31, 2004 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

Registration for the meeting will begin at 10:00 A.M. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Your vote is very important. Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope. You can also authorize the voting of your shares electronically or by telephone as provided in the instructions set forth on the proxy card and in this Proxy Statement. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying Proxy Statement.

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: April 19, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

PROXY STATEMENT

THE ANNUAL MEETING

Wednesday, May 19, 2004

Time, Date and Place

This Proxy Statement is being mailed to all shareholders on or about April 19, 2004 in connection with the solicitation of proxies by the Board of Directors of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 19, 2004, at 11:00 A.M., local time, at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, and at any adjournment or postponement thereof.

Purpose of the Annual Meeting

Shareholders of the Company will consider and vote upon proposals: (i) to elect three (3) Directors to Class II to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004; (iii) to approve the Company’s Non-Management Directors’ Stock Compensation Plan; and (iv) to act upon such matters as may properly come before the meeting or any adjournment or postponement thereof.

Record Date, Quorum, Required Vote

The close of business on March 31, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. On March 31, 2004, there were 21,553,408 shares outstanding of CTE Common Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Shareholders will be entitled to one (1) vote per share of CTE Common Stock on all matters submitted for a vote at the Annual Meeting.

Shareholders have cumulative voting rights with respect to the election of Directors (Proposal 1). Under cumulative voting, a shareholder’s total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two (2) or more candidates. In accordance with Pennsylvania law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees of Directors or can withhold authority to vote for certain nominees of Directors. Directors will be elected by receiving at least a majority of the votes cast at the Annual Meeting.

The approval of Proposal 2 (regarding ratification of the appointment of independent accountants) and Proposal 3 (regarding approval of the Non-Management Directors’ Stock Compensation Plan) require the affirmative vote of a majority of the votes cast by CTE shareholders.

Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have no effect on the vote for any of the Proposals.

Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

During 2003, the Board of Directors of the Company held four (4) regular meetings and three (3) special meetings; the Audit Committee met ten (10) times; the Compensation/Pension Committee met five (5) times; and the Corporate Governance Committee met three (3) times. All of the current Board members except Michael J. Mahoney qualify as “independent” Directors according to the applicable NASDAQ rules.

Directors’ Compensation

Directors of CTE who are employees of the Company do not receive Directors’ fees. In 2003, non-employee Directors of the Company received an annual Directors’ fee of $30,000 which is paid in cash, plus $1,000 in cash per Board meeting attended. The committee Chairmen and other committee members were paid $1,000 in cash, for each committee meeting attended. Directors who participate via telephone for scheduled, in-person board and committee meetings are paid $750 per meeting. The Chairman of the Audit Committee receives an annual fee of $10,000 in cash, while the other members of the Committee receive an annual fee of $5,000 in cash. The Chairman of the Compensation/Pension Committee receives an annual fee of $5,000 in cash while the other members of such Committee receive an annual fee of $2,000 in cash. The Chairman of the Corporate Governance Committee receives an annual fee of $7,500 in cash while the other members of such Committee receive an annual fee of $2,500 in cash. These annual fees for members of the Audit Committee, Compensation/Pension Committee and Corporate Governance Committee are in addition to their per meeting fees. An award of one thousand (1,000) shares of restricted stock was made to each non-employee Director during 2003 as long-term incentive compensation.

Executive Committee

The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except for those functions assigned to specific committees. The current Executive Committee consists of Walter Scott, Jr., Chairman, Richard R. Jaros, Michael J. Mahoney and David C. Mitchell. The Executive Committee did not meet during 2003.

Special Committee

During 2003, a Special Committee of the Board of Directors met three (3) times with respect to the Recapitalization Agreement (as described in more detail under “Transactions with Related Parties”). In connection with their service with respect to this matter, the Chairman of the Special Committee, Eugene Roth, received aggregate fees of $10,000 and the other two (2) members of the Special Committee, Frank M. Henry and Daniel E. Knowles, each received aggregate fees of $5,000.

Audit Committee

The principal functions of the Audit Committee are detailed in the Audit Committee Charter (included as Appendix A to this Proxy Statement) and include: (i) oversight of the majority of the financial reporting process; (ii) oversight of the internal controls over financial reporting; (iii) as related to financial reporting, oversight of internal auditors’ roles and responsibilities; and (iv) hiring of the independent auditors. The Audit Committee reviews its Charter on an annual basis. The Board has reviewed the applicable rules for Audit Committee members to be deemed “independent” as well as “financial experts” and has determined that each member of the Committee meets both of these standards. The Audit Committee consists of the following three (3) Directors who are not employees of the Company: John J. Whyte, Chairman, David C. Mitchell and Richard R. Jaros. Mr. Jaros was appointed to the Audit Committee effective September 3, 2003. Frank M. Henry was a member of the Audit Committee until September 3, 2003 at which time he became a member of the Corporate Governance Committee.

Audit Committee Report

The Committee formally met ten (10) times during 2003 in order to fulfill its responsibilities as set forth in the Audit Committee Charter, including the establishment of procedures to hear potential complaints from “whistleblowers” regarding accounting, financial reporting and related internal control issues. In addition to numerous other activities, the Committee approved the Company’s audited financial statements for the year ended December 31, 2003 based upon its review of same and discussions with management and the independent accountants. The independent accountants are responsible for expressing an opinion on whether the financial statements present fairly, in all material respects, the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. Said opinion has been received from the independent accountants without qualification.

The Committee discussed with the independent accountants, the matters requiring discussion by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” In addition, the Committee has received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed the issue of independence with the independent accountants.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Independent accountants’ fees for professional services rendered during fiscal years 2003 and 2002 were $359,500 and $360,600 for Audit Fees(1), $62,900 and $49,900 for Audit-Related Fees(2), and $1,400 and $0 for All Other Fees(3), respectively. The Audit Committee has concluded that the provision of the non-audit services are compatible with maintaining the independence of the independent accountants.

The Audit Committee has established a policy regarding pre-approval of audit and non-audit services provided by the independent accountants. For audit services, the independent accountants submit to the Audit Committee an engagement letter and fee proposal. Individual non-audit service requests are submitted by company management and the independent accountants to the Audit Committee along with a statement confirming that provision of these services is permissible under all applicable legal requirements. Both audit and non-audit services are approved at a meeting of the Audit Committee.

THE AUDIT COMMITTEE

John J. Whyte, Chairman

David C. Mitchell

Richard R. Jaros (4)

Dated: March 11, 2004

(1)	Includes expenses.
(2)	For audits of benefit plans, including expenses.
(3)	For research tool software license.
(4)	Mr. Jaros was appointed to the Audit Committee effective September 3, 2003. Frank M. Henry was a member of the Audit Committee until September 3, 2003.

Compensation/Pension Committee

The principal functions of the Compensation/Pension Committee are detailed in the Compensation/Pension Committee Charter (included as Appendix B to this Proxy Statement) and include the establishment of compensation philosophy; making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries (including the Chief Executive Officer) and setting goals for the Chief Executive Officer and evaluating his performance against these goals when determining his compensation awards. The Compensation/Pension Committee also oversees the Company’s annual bonus system, Equity Incentive Plan and Executive Stock Purchase Plan. In addition, the Compensation/Pension Committee reviews and evaluates the investment performance of the various pension and retirement plans of the Company and monitors the performance of the administrators, investment managers and trustees of such plans, as well as reviews the actuarial assumptions used in setting the Company’s funding policies for such plans. The current Compensation/Pension Committee consists of the following three (3) independent non-employee Directors of the Company: Eugene Roth, Esq., Chairman, Daniel E. Knowles and John J. Whyte.

Compensation Committee Interlocks and Insider Participation

The Company paid approximately $33,000 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services during 2003. Also, the Company received approximately $63,000 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. during 2003. Mr. Roth, a Director of the Company and a member of the Compensation/Pension Committee and Corporate Governance Committee, is a Senior Partner at Rosenn, Jenkins & Greenwald, L.L.P.

COMPENSATION/PENSION COMMITTEE REPORT

The Compensation/Pension Committee of the Board of Directors (the “Committee”) consists of three (3) independent non-employee Directors and is responsible for all compensation decisions for the Company’s executive officers, including the Chief Executive Officer. The Committee met five (5) times during 2003 in order to fulfill its duties and responsibilities as set forth in the Compensation/Pension Committee Charter (which is included as Appendix B to this Proxy Statement).

Compensation Philosophy

The Company’s compensation philosophy for all executive officers, including the Chief Executive Officer, is to provide performance-based cash and equity-based compensation programs that recognize those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value.

The principles of the Company’s compensation philosophy are as follows:

Competitive Positioning:    The Company’s objective is to provide competitive total direct compensation opportunities, consisting of competitive base salaries, competitive to somewhat more than competitive annual incentive compensation opportunities, and competitive longer-term, equity-based incentive opportunities. For our purposes, the Committee defines “competitive” as a narrow range around the market median, on a size-adjusted basis, where the range is employed to recognize differences in performance, roles and responsibilities as well as taking into account the Company’s financial performance as compared to the Peer Group (as defined below). An outside consultant conducts an annual analysis of the competitive market place as well as the Peer Group firms and provides the Committee with a detailed report suggesting the appropriate levels of base salary, annual bonus and long-term compensation for all executive officers of the Company, including the Chief Executive Officer.

Competitive Comparisons:    The desired level of base salary, annual incentives, longer-term equity incentives and total direct compensation are compared to executives with comparable responsibilities in similar firms (the “Peer Group” firms) and data from telecommunications industry survey sources for firms of comparable size. Peer Group firms are selected on the basis of similarity of service, market, revenue and market capitalization. Peer Group firms are reviewed annually for continued relevance. Many, but not all, of the Peer Group firms are represented in the indices employed in the Company’s peer performance graph presented in this Proxy Statement. The Committee regularly works with an outside consultant to reassess Peer Group firms and to establish appropriate base salary, annual incentive and longer-term equity incentive guidelines for each executive officer, including the Chief Executive Officer, considering the results of the competitive analysis and the Committee’s desired competitive positioning.

Performance Orientation:    The Company’s annual incentive program provides each executive officer, including the Chief Executive Officer, with an opportunity to earn awards based on the achievement of predetermined corporate and business unit financial and operational objectives. Annually, the Committee reviews and approves the Company’s objectives as well as the objectives for each executive officer, including the Chief Executive Officer, weights each objective based on its relative importance and establishes certain relationships between performance achievement and rewards. At the close of each year, the Committee reviews the Company’s performance with respect to these objectives and makes an appropriate award using a “balanced scorecard” approach. A “balanced scorecard” approach employs predetermined performance objectives, performance measures and target awards which result in an award calculation which ties the award to the actual attainment of these measured objectives. The advantage of this approach is that it clearly defines the objectives, measures and rewards for executive officers of the Company and ties them to tangible, qualitative and quantitative results which benefit the shareholders of the Company through the attainment of these objectives. While awards under the annual incentive plan are typically derived directly from the formulas relating to performance and reward, the Committee reserves the right to make appropriate adjustments.

Alignment with Shareholder Value:    The Committee believes that the best way to align executive interests with shareholder value is through regular, though not necessarily annual, grants of equity-based compensation such as restricted stock and stock options. Grants of equity incentives to executive officers, including the Chief Executive Officer, consider the performance of the Company, the guidelines developed through competitive analysis, the officers’ roles and responsibilities, the performance of the individual and the degree to which they are encouraged to continue employment through prior grants. To further align the interests of the Company’s executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

All decisions regarding compensation for the executive officers, including the Chief Executive Officer, are made by the Committee with respect to these principles.

Decision-Making Process

For the executive officers of the Company other than the Chief Executive Officer, the Chief Executive Officer makes recommendations (for the Committee’s consideration) regarding base salary, annual incentive opportunities and awards, and longer-term incentives consistent with the compensation guidelines and the compensation philosophy of the Company. The Committee, in its sole discretion, has the right to approve or amend these recommendations, as well as to establish the base salary, annual incentives, and longer-term incentives for the Chief Executive Officer. In making specific decisions about all pay elements, the Committee considers the philosophy and guidelines described here, as well as the individual performance evaluations for the executive officers made by the Chief Executive Officer, their roles in the organization and their responsibilities relative to the responsibilities of other executive officers within the Company.

Executive Officer Compensation

The base salaries paid to executive officers in 2003, including the Chief Executive Officer, were determined in accordance with the philosophy and process outlined above. The Committee believes that base salaries for the executive officers, including the Chief Executive Officer, are competitive for comparable positions in similar firms.

The annual incentive awards paid to executive officers, including the Chief Executive Officer, in early 2004 (and shown in the Summary Compensation Table) were determined using a “balanced scorecard” approach in accordance with the philosophy and process outlined above. The plan was designed to provide a strong link between the financial success of the Company and individual performance and rewards. These awards reflect the exceptional performance of the Company and the executive officers with respect to predetermined financial and non-financial objectives during 2003.

Grants of restricted stock units in early 2004 to executive officers, including the Chief Executive Officer, were made in accordance with the philosophy and process outlined above. This reflects a change in philosophy from previous years (prior to 2003) when stock options were granted to Management as long-term compensation. In determining its restricted stock unit grants to the Chief Executive Officer and certain other executive officers, the Committee carefully considered their prior equity incentive grants and determined that the grants made were appropriate to further align these executives with shareholder interests and to retain these executives over time.

Chief Executive Officer Compensation

For fiscal year 2003, Mr. Mahoney received a salary of $400,000 and a bonus of $675,000. Mr. Mahoney’s base salary has remained unchanged since 2002 and will remain at its current level for 2004. Mr. Mahoney’s short-term incentive award was determined using the “balanced scorecard” approach as well as additional considerations relative to certain non-financial achievements during 2003. The payment reflects the exceptional performance of the Company and Mr. Mahoney with respect to predetermined financial and non-financial objectives during 2003. The Committee took into consideration the objectives they had set for Mr. Mahoney and the Company (including unique financial and personal objectives) and evaluated his actual performance against those objectives. The Committee also considered the interests of the shareholders of the Company in its evaluation of Mr. Mahoney’s performance and the overall compensation awards he was granted.

Compliance with Internal Revenue Code Section 162(m)

The Company’s incentive-based compensation plans are designed to be consistent with the performance-based requirements of Internal Revenue Code Section 162(m). The 2002 Bonus Plan was put in place toward that end. The Committee has determined that it is in the Company’s best interest to maintain plans that provide the Committee with a degree of flexibility and, therefore, all awards made through the incentive plans, from time to time, may not be fully deductible.

COMPENSATION/PENSION COMMITTEE

Eugene Roth, Esq., Chairman

Daniel E. Knowles

John J. Whyte

Dated: March 15, 2004

Corporate Governance Committee

The Corporate Governance Committee, which consists of David C. Mitchell, Chairman, Frank M. Henry and Eugene Roth, Esq., is responsible for identifying qualified candidates to be presented to our Board for nomination as Directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles as well as those other responsibilities as set forth in the Corporate Governance Committee Charter (which is included as Appendix C to this Proxy Statement). The Corporate Governance Committee Charter requires that this Committee consist of no fewer than three (3) Board members who satisfy the “independence” requirements of NASDAQ. Each member of our Corporate Governance Committee meets these requirements. Our Corporate Governance Committee was formed in September of 2003 and held three (3) regular meetings during fiscal 2003. During those meetings, the Committee addressed such issues as their Charter and Work Plan, Corporate Governance Guidelines for the Company, the Amended and Restated By-Laws of the Company, Board Education and other various issues as set forth in their Charter.

The Corporate Governance Committee will consider nominees for our Board of Directors recommended by shareholders. Notice of proposed shareholder nominations for Director must be delivered not less than 90 nor more than 120 days prior to any meeting at which Directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five (5) years and a representation that the nominating shareholder is a beneficial or record owner of CTE Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected. Nominations should be delivered to the Corporate Governance Committee at the following address:

Commonwealth Telephone Enterprises, Inc.

c/o Corporate Secretary

100 CTE Drive

Dallas, Pennsylvania 18612-9774

In considering possible candidates for election as a Director, the Corporate Governance Committee is guided by the principle that each Director should:

•	be an individual of high character and integrity;

•	be accomplished in his or her respective field, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs of CTE;

•	represent the long-term interests of our shareholders as a whole; and

•	be selected consistent with the goal that the Board of Directors represents a diversity of background and experience.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, age, ancestry, national origin or disability. The Corporate Governance Committee will review the qualifications and backgrounds of Directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board, and recommend the slate of Directors to be nominated for election at the Annual Meeting of Shareholders.

The Corporate Governance Committee, in fulfilling its responsibilities under its Charter, is authorized to retain advisors and consultants and compensate them for their services. The Committee did not retain any such advisors or consultants during 2003.

A copy of the Corporate Governance Committee Charter as well as the Corporate Governance Guidelines is included herein as Appendix C and Appendix D, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Set forth below is certain information regarding the beneficial ownership of CTE Common Stock as of March 31, 2004 held by: (i) each current Director of the Company; (ii) the named executive officers; (iii) persons who are currently Directors or executive officers of the Company as a group; and (iv) each person known to the Company to own beneficially more than 5% of the outstanding shares of CTE Common Stock. Each Director or named executive officer has investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto.

	CTE Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)
Donald P. Cawley (2)(5)	113,725	*
James Q. Crowe (3)	24,629	*
James DePolo (4)(5)	172,423	*
Frank M. Henry (3)	65,694	*
Richard R. Jaros (3)	12,886	*
Daniel E. Knowles (6)	13,484	*
Michael J. Mahoney (5)(7)	293,514	1.4%
David C. McCourt (8)	16,551	*
David C. Mitchell (3)	14,645	*
Raymond B. Ostroski (5)(9)	16,720
Eugene Roth (10)	5,470	*
James F. Samaha (5)(11)	26,343	*
Walter Scott, Jr. (3)	118,062	*
John J. Whyte (3)	12,680	*
Directors and Executive Officers as a group (22 persons)	1,068,292	5.0%
Gabelli Asset Management Company (12)	2,200,000	10.2%
Sterling Capital Management, LLC (13)	1,955,000	9.1%
Columbia Wanger Asset Management, L.P. (14)	1,862,500	8.6%
Fairfax Financial Holdings Limited (15)	1,108,596	5.1%

(*)	Less than one percent of the outstanding shares of CTE Common Stock.
(1)	Includes all shares of CTE Common Stock and restricted shares of CTE Common Stock owned or awarded as of March 31, 2004 as well as vested matching share units and participant’s contributions under the CTE Executive Stock Purchase Plan (further described in footnote 5 below) at March 31, 2004 and matching share units scheduled to vest within 60 days thereafter.
(2)	Includes options to purchase 63,005 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(3)	Includes options to purchase 10,000 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(4)	Includes options to purchase 148,000 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(5)

Under the CTE Executive Stock Purchase Plan (“ESPP”), participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of CTE Common Stock. The Company also credits each participant’s matching account under the ESPP with 100 percent of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company, or on the participant’s death or disability while actively employed. In connection with the settlement of the share units, participants may receive shares of Common Stock or cash. The Company has established a grantor trust to hold CTE Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote the Share Units.

The table below shows, with respect to each named participant, Share Units relating to the CTE Common Stock acquired by each such participant in lieu of current compensation and the vested Share Units credited to the ESPP account of each such participant as of March 31, 2004, including matching Share Units scheduled to vest within 60 days thereafter:

Name	Total Shares Acquired and Vested Restricted Matching Share Units
Michael J. Mahoney	33,014
James DePolo	4,696
Donald P. Cawley	12,400
James F. Samaha	4,428
Raymond B. Ostroski	3,514

(6)	Includes options to purchase 8,000 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(7)	Includes options to purchase 228,000 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(8)	Includes 15,551 share units of CTE Common Stock through RCN’s Executive Stock Purchase Plan.
(9)	Includes options to purchase 4,800 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(10)	Share ownership also includes Mr. Roth’s proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth is a Senior Partner of the firm.
(11)	Includes options to purchase 12,800 shares of CTE Common Stock exercisable within 60 days after March 31, 2004.
(12)	Based on estimates obtained from Thomson Financial Group reported as of March 31, 2004, for Gabelli Asset Management Company (“Gabelli”). The address of Gabelli is One Corporate Center, Rye, New York 10580-1434.
(13)	Based on estimates obtained from Thomson Financial Group reported as of March 31, 2004, for Sterling Capital Management, LLC (“Sterling”). The address of Sterling is 2 Morrocroft Centre, 4064 Colony Road, Charlotte, North Carolina 28211-5043.
(14)	Based on estimates obtained from Thomson Financial Group reported as of March 31, 2004, for Columbia Wanger Asset Management L.P. (“WAM”). The address of WAM is 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606.
(15)	Based on estimates obtained from Thomson Financial Group reported as of March 31, 2004, for Fairfax Financial Holdings Limited (“Fairfax”). The address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J2NJ.

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ending December 31, 2003, 2002 and 2001, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer and the top four (4) other most highly compensated executive officers of the Company (the named executive officers).

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long-Term Compensation
					Awards		Payouts
Name and Position	Year	Compen- sation/ Salary($)	Bonus ($)	Other Annual Comp. ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)(3)
Michael J. Mahoney	2003	400,000	675,000	—	973,584	—	—	690
President and	2002	388,462	625,000	—	187,489	—	—	690
Chief Executive Officer	2001	294,231	600,000	—	188,942	200,000	—	719

James DePolo (4)	2003	307,479	525,000	—	669,496	—	—	844
Executive Vice President	2002	283,503	450,000	—	—	—	—	—
and Chief Operating Officer	2001	264,000	528,000	—	—	60,000	—	—

Donald P. Cawley	2003	220,962	270,000	—	508,870	—	—	7,450
Executive Vice President	2002	187,692	200,000	—	79,167	—	—	6,614
and Chief Accounting	2001	167,692	204,000	—	75,134	50,000	—	3,436
Officer

James F. Samaha	2003	177,115	144,000	—	368,265	—	—	5,742
Senior Vice President	2002	154,423	109,599	—	57,343	12,000	—	4,214
and General Manager of	2001	148,846	105,000	—	72,182	10,000	—	2,862
Commonwealth Telephone
Company

Raymond B. Ostroski (5)	2003	155,962	130,000	—	365,003	—	—	5,892
Senior Vice President,	2002	124,038	70,000	—	76,000	12,000	—	2,001
General Counsel &	2001	—	—	—	—	—	—	—
Corporate Secretary

(1)	Includes the amount of deferred compensation contributed by the named executive officers to purchase Share Units pursuant to the Company’s Executive Stock Purchase Plan (“ESPP”). Refer to Footnote (2) below.
(2)	Represents the market value on the date of grant of matching Share Units acquired pursuant to the ESPP and restricted stock granted pursuant to the CTE Equity Incentive Plan. Vesting of Share Units in the ESPP and restricted stock grants is accelerated upon a change in control of the Company. Dividends, if any, are paid on Share Units and restricted stock grants. Subject to continued employment, matching Share Units credited to participants’ accounts vest in three (3) calendar years following the date on which the Share Units were initially credited to the participant’s account and restricted stock grants vest in four (4) calendar years following the date on which the restricted stock was awarded. See Footnote (5) under “Security Ownership of Certain Beneficial Owners and Management.”

As of December 31, 2003, the aggregate holdings and the value of Share Units were:

Name	Share Units (#)	Aggregate Value ($)
Michael J. Mahoney	37,976	1,433,625
James DePolo	1,280	48,344
Donald P. Cawley	14,131	533,459
James Samaha	9,966	376,218
Raymond B. Ostroski	3,951	149,162

The Restricted Stock Awards column also includes the market value on the date of grant (February 28, 2003) of restricted stock awards of 20,000 shares (market value of $755,200) to Mr. Mahoney; 13,000 shares (market value of $490,880) to Mr. DePolo; 10,000 shares (market value of $377,600) to Mr. Cawley; 8,000 shares (market value of $302,080) to Mr. Samaha; and 8,000 shares (market value of $302,080) to Mr. Ostroski.

The aggregate holdings and the value of un-vested restricted stock that was granted in 2000 and 2003 as of December 31, 2003 are: Mr. Mahoney, 20,000 shares, aggregate value $755,000; Mr. DePolo, 21,750 shares, aggregate value $821,063; Mr. Cawley, 15,000 shares, aggregate value $566,250; Mr. Samaha, 10,500 shares, aggregate value $396,375; and Mr. Ostroski, 8,000 shares, aggregate value $302,000.

(3)	Includes the following amounts for the last fiscal year:
(i)	Michael J. Mahoney: $690—Company paid life insurance;
(ii)	James DePolo: $844—Company paid life insurance;
(iii)	Donald P. Cawley: $450—Company paid life insurance; $7,000—401(k) Company match;
(iv)	James F. Samaha: $270—Company paid life insurance; $5,472—401(k) Company match;
(v)	Raymond B. Ostroski: $433—Company paid life insurance; $5,459—401(k) Company match.

(4)	Through March 2003, Mr. DePolo acted as an independent consultant for the Company pursuant to an agreement with the Company. For a description of his consulting agreement, see “Employment Agreements.” As of April 1, 2003, Mr. DePolo became a full-time employee of the Company and his consulting agreement was terminated.

(5)	Mr. Ostroski became an employee of the Company in January 2002.

CTE Options/SAR Grants in Fiscal Year 2003

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Emp. In Fiscal Yr. 2003	Exercise Or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Michael J. Mahoney	—	—	—	—	—	—
James DePolo	—	—	—	—	—	—
Donald P. Cawley	—	—	—	—	—	—
James F. Samaha	—	—	—	—	—	—
Raymond B. Ostroski	—	—	—	—	—	—

Fiscal Year-End Option Values (1)

Name	Number of Securities Underlying Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003 (2)
	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Michael J. Mahoney	188,000	192,000	295,000	442,500
James DePolo	136,000	64,000	1,007,250	132,750
Donald P. Cawley	51,005	34,000	543,021	110,625
James F. Samaha	8,400	19,600	—	22,125
Raymond B. Ostroski	2,400	9,600	—	—

(1)	All options become fully vested on a change of control of the Company.
(2)	The fair market value of CTE Common Stock at the close of trading on December 31, 2003 was $37.75 per share.

Pension Benefits

The following table shows the estimated annual benefits payable under the Company’s pension plan upon retirement for the named executive officers based upon the compensation and years of service classifications indicated:

	Years of Service
Average Compensation	5	10	15	20	25
$100,000	$5,689	$11,378	$17,066	$22,755	$28,444
$125,000	$7,376	$14,753	$22,129	$29,505	$36,881
$150,000	$9,064	$18,128	$27,191	$36,255	$45,319
$175,000	$10,751	$21,503	$32,254	$43,005	$53,756
$200,000	$12,439	$24,878	$37,316	$49,755	$62,194

Pensions are computed on a single straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee’s highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. Said average compensation is capped (currently at $205,000) based on Internal Revenue Service limitations. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the “Summary Compensation Table.”

Employment Agreements

Through March 2003, Mr. DePolo acted as an independent consultant for the Company pursuant to an agreement with the Company. Under the terms of this agreement, Mr. DePolo received a fee of $24,167 per month as well as other consideration in exchange for acting as the Chief Operating Officer (“COO”) of the Company. The agreement was terminable by either party without penalty on sixty (60) days’ written notice. Under the agreement, Mr. DePolo undertook to, inter alia: i) indemnify the Company for harm resulting from his actions; ii) protect the Company’s proprietary information; iii) maintain adequate insurance; and iv) refrain from soliciting the Company’s employees for a two-year period following termination of the agreement. Under the agreement, the Company agreed to indemnify and hold Mr. DePolo harmless in the performance of his duties as COO as well as to provide coverage for Mr. DePolo under its Directors and Officers insurance policy. As of April 1, 2003, Mr. DePolo became a full-time employee of CTE and his consulting agreement was terminated.

Performance Graph

The following performance graph compares the performance of CTE Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in CTE Common Stock and each index was $100 at December 31, 1998. It also assumes the reinvestment of dividends, if applicable.

TRANSACTIONS WITH RELATED PARTIES

Commonwealth Telephone Company (“CT”) and CTSI, LLC (“CTSI”) received approximately $219,000 during 2003 in access charges from RCN Long Distance as a result of RCN originating and terminating traffic on the Company’s networks. In addition, CT and CTSI received approximately $844,000 in 2003 in local service, telephone access, toll and enhanced service revenue from RCN companies.

The Company paid approximately $33,000 in 2003 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services. Also, the Company, primarily through its subsidiary CTSI, received approximately $63,000 during 2003 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth, a Director of the Company, is a Senior Partner at the law firm.

The Company paid approximately $35,000 in 2003 to Hanify and King for legal services. Terence McCourt, Esq., a partner in the law firm, is the brother of David McCourt, a Director of the Company.

The Company, primarily through its subsidiary CTSI, recorded approximately $55,000 of telecommunications services revenue from Martz Trailways (a subsidiary of Frank Martz Coach Company) in 2003. Mr. Henry, a Director of the Company, is Chairman of Frank Martz Coach Company.

In 2003, the Company, primarily through its subsidiary CTSI, recorded approximately $645,000 in telecommunications services revenues from the Geisinger Health System and its subsidiaries. Eugene Roth, Esq., a Director of the Company, is a Director of Geisinger Wyoming Valley Medical Center.

In 1999, the Company entered into a $240.0 million revolving credit facility with First Union Securities. In addition, First Union (now Wachovia) has acted as intermediary for the Company in $85.0 million of interest rate swaps. The revolving credit facility was terminated on July 17, 2004 but First Union (now Wachovia) is still an intermediary for the Company on one (1) remaining interest rate swap in the amount of $35.0 million. In addition, the Company recorded approximately $137,000 in telecommunications service revenues from First Union (now Wachovia) or its subsidiaries during 2003. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of First Union National Bank (now Wachovia).

CTE, through its subsidiary, epix® Internet Services, paid approximately $418,000 to Level 3 Communications (“Level 3”) in 2003 for network services including transport services, collocation and gateway services. Mr. Crowe, a Director of the Company, is a Director and CEO of Level 3, while Messrs. Scott, Jaros and McCourt, also Directors of the Company, are Directors of Level 3.

The Company is a party to a registration rights agreement with Level 3, dated as of February 7, 2002, and amended on April 23, 2003 (as amended, the “Level 3 Registration Rights Agreement”), which permitted Level 3 to make up to three (3) demands for the Company to register Level 3’s shares of CTE Combined Common Equity. Level 3 exercised one (1) of these demands in February 2002 (the “February 2002 Level 3 Demand”). Each of its two (2) remaining demands may not be made within 150 days of the effective date of a prior demand, and must be for not less than (x) 1,500,000 shares of CTE Combined Common Equity, (y) CTE Combined Common Equity representing the right to cast at least 6,500,000 votes at a meeting of the Company’s shareholders or (z) all of Level 3’s remaining shares of CTE Combined Common Equity. Alternatively, Level 3 could use its remaining demand rights to request that the Company file a shelf registration statement for all of its remaining shares of CTE Combined Common Equity.*

Pursuant to the February 2002 Level 3 Demand, Level 3 completed the sale of 4,898,000 shares of CTE Common Stock in an underwritten offering on April 2, 2002 (the “April 2002 Level 3 Sale”). Level 3 paid $500,000 of the Company Expenses (as defined below) incurred in connection with this transaction as well as the underwriting discounts and commissions, and the Company paid the remaining Company Expenses. Company Expenses means: (i) registration and filing fees with the SEC and NASD; (ii) fees and expenses of compliance with securities or blue sky laws; (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing or quotation of the shares; (v) fees and expenses of counsel to the Company and of the independent certified public accountants of the Company; (vi) the reasonable fees and expenses of any additional experts the Company retains in connection with such registration; and (vii) the reasonable fees and expenses of one (1) counsel for Level 3 not to exceed $25,000. *

Pursuant to the Level 3 Registration Rights Agreement, Level 3 also has unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements, either for itself or the Company’s other shareholders, the Company must provide prompt notice to Level 3 and register certain of Level 3’s shares if Level 3 so chooses. The Company has agreed to pay all of the Company Expenses, and Level 3 has agreed to pay any underwriting fees, discounts or commissions, incurred in connection with any “piggyback” registration. *

The Company is also a party to a shelf registration agreement dated November 12, 2002 with Level 3 (the “Level 3 Shelf Registration Agreement”) which superseded the Level 3 Registration Rights Agreement with respect to: (i) sales of certain shares of CTE Common Stock held by Level 3 at that time (but not with respect to CTE Class B Common Stock held by Level 3 or any CTE Common Stock or other securities into which such shares of CTE Class B Common Stock are converted or exchanged); and (ii) the allocation of expenses between the Company and Level 3 for sales by Level 3 of shares of CTE Combined Common Equity whether pursuant to the Level 3 Shelf Registration Agreement or the Level 3 Registration Rights Agreement. *

Pursuant to the Level 3 Shelf Registration Agreement, the Company filed a shelf registration statement covering the remaining 4,741,326 shares of CTE Common Stock that Level 3 continued to own following the April 2002 Level 3 Sale. On December 18, 2002, Level 3 completed the sale of all of these shares in an underwritten offering. The Company paid all of the expenses in connection with the filing of the shelf registration statement and paid 50% of the other Company Expenses incurred in connection with this transaction. Level 3 paid the remaining Company Expenses as well as the underwriting discounts and commissions. *

On April 24, 2003, the Company entered into a Recapitalization Agreement (the “Recapitalization Agreement”) with Level 3 Communications, Inc. (“Level 3”) and Eldorado Equity Holdings, Level 3’s indirect, wholly-owned subsidiary. Under the terms of the Recapitalization Agreement, the Company agreed to amend its existing charter to: (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock; and (ii) eliminate from the existing charter the CTE Class B Common Stock, and all provisions related thereto, and certain miscellaneous inoperative provisions. Level 3 agreed, pursuant to the terms of the Recapitalization Agreement, to vote its shares in favor of the reclassification and the related charter amendments. On September 3, 2003, at the Annual Meeting, shareholders approved the proposal to reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock. CTE now has only one class of common stock, with each share having one vote in corporate governance matters. As a result of the reclassification, Level 3 ownership was reduced to approximately 4.6% of the outstanding CTE Common Stock and correspondingly 4.6% of the voting power. Subsequently, on January 21, 2004 Level 3 sold all of its remaining CTE Common Stock and no longer holds any equity ownership interest in the Company. In connection with the Recapitalization, the Class B common shares held as Treasury Stock were retired and the shares are no longer authorized.

* On January 21, 2004, Level 3 announced that it had privately negotiated the sale of its remaining 1,108,596 shares of CTE Common Stock to an institutional investor. In connection with this transaction, Level 3 assigned all of its remaining rights under the Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement to the purchaser. Level 3 does not hold any equity ownership interest in the Company at this time.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three (3) classes and consists of ten (10) members. One class is elected each year for a three-year term. Class II Directors whose terms will expire at the 2004 Annual Meeting include the following nominees, all of whom are presently Directors of the Company: Frank M. Henry, Michael J. Mahoney and John J. Whyte. These three (3) nominees, if elected at the 2004 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2007.

It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such unavailable person, or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE THREE (3) NOMINEES AS CLASS II DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

DIRECTOR INFORMATION

Information concerning the nominees for re-election as Class II Directors and the other Directors of the Company is set forth below:

Name of Director	Age	Nominees for Re-Election in Class II	Director Since	Term Expires In
Frank M. Henry	71	Chairman of Frank Martz Coach Company (“Martz”) since 1995 and President of Martz from 1964 to 1995; President of Goldline, Inc. since 1975; and Director of Cable Michigan, Inc. (“Cable Michigan”) from September 1997 to November 1998.	1980	2004

Michael J. Mahoney	53	Director, President and Chief Executive Officer of the Company since July 2000; Telecommunications consultant from October 1999 to July 2000; Director of CTE (formerly
		C-TEC Corporation) from June 1995 to October 1999; President and Chief Operating Officer of the Company from February 1994 to September 1997; Director, President and Chief Operating Officer of RCN Corporation from September 1997 to October 1999; President and Chief Operating Officer of Mercom, Inc. (“Mercom”) from February 1994 to September 1997; Director of Mercom from January 1994 to November 1998; Executive Vice President of the Company’s Cable Television Group from June 1991 to February 1994; Executive Vice President of Mercom from December 1991 to February 1994; and Chief Operating Officer of Harron Communications Corporation from April 1983 to December 1990.	2000	2004

Name of Director	Age	Nominees for Re-Election in Class II	Director Since	Term Expires In

John J. Whyte	63	Managing Director of WorldWide PCE LLC since 2003; President of Whyte Worldwide PCE (Professional Corporate Executives) from 1986 to 2003. As a member of Whyte Worldwide PCE, in addition to various consulting assignments, Mr. Whyte served as: Executive Vice President, Chief Operating Officer and Chief Information Technology Officer of Safety 1st, Inc.; Executive Vice President, President, and Chief Operating Officer of Risk Management, Inc.; and Executive Vice President and Chief Operating Officer of Infinium Software, Inc. Partner of Stavisky, Shapiro & Whyte CPA’s from 1970 through 1986.	1997	2004

Name of Director	Age	Other Directors of the Company in Class III	Director Since	Term Expires In
James Q. Crowe	54	Chief Executive Officer of Level 3 Communications since August 1997; President of Level 3 Communications from August 1997 to February 2000; Chairman of the Board of Directors of WorldCom, Inc. from January 1997 until July 1997 following the company’s merger with MFS Communications Company, Inc. (“MFS”); Former President, Chief Executive Officer and Chairman of the Board of MFS. Director of Level 3 Communications and RCN Corporation.	1993	2005

Richard R. Jaros	52	Private Investor since 1998; President of Level 3 Communications from 1996 to 1997; Executive Vice President of Peter Kiewit & Sons (“PKS”) from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997; Chairman of CalEnergy Company, Inc. (now known as MidAmerican Energy Holdings, Inc.) from 1993 to 1994. Director of Level 3 Communications, Mid American Energy Holdings, Inc. and RCN Corporation.	1993	2005

Eugene Roth	68	Senior Partner at Rosenn, Jenkins & Greenwald L.L.P. (attorney since 1960). Director of Pennsylvania Regional Board of Directors of First Union National Bank, RCN Corporation and Geisinger Wyoming Valley Medical Center.	1989	2005

Name of Director	Age	Other Directors of the Company in Class I	Director Since	Term Expires In
Daniel E. Knowles	74	President of Cambridge Human Resources Consulting Group since 1989. Director of Cable Michigan from September 1997 to November 1998.	1995	2006

David C. McCourt	47	Chairman and Chief Executive Officer of RCN Corporation (“RCN”) since September 1997; Chairman of CTE (formerly
		C-TEC Corporation) from October 1993 to September 2003; Chairman, Director and Chief Executive Officer of Cable Michigan from September 1997 to November 1998; Chairman and Chief Executive Officer as well as a Director of Mercom from October 1993 to November 1998; Director of MFS/WorldCom from July 1990 to December 1996; Director of WorldCom, Inc. (“WorldCom”) from December 1996 to March 1998; Director of Level 3 Telecom Holdings, Inc., from 1993 to 2002; President and Director of Metropolitan Fiber Systems/McCourt, Inc., from 1988 to 1997; President of Level 3 Telecom Holdings, Inc. from 1992 to 1999. Director of RCN, Level 3 Communications and Cable Satellite Public Affairs Network (“C-SPAN”).	1993	2006

Name of Director	Age	Other Directors of the Company in Class I	Director Since	Term Expires In

David C. Mitchell	63	Former President — Telephone Group as well as Chief Financial Officer, Director and various other positions at Rochester Telephone Corporation from 1963 to 1992; Director of Lynch Corporation from 1997 to 1999; Director of HSBC Bank, Inc., Rochester Advisory Board from 1989 to 2001; Director of USN Communications from 1997 to 2000; Director of Cable Michigan from 1997 to 1998. Director of Lynch InterActive Corporation.	1993	2006

Walter Scott, Jr.	72	Chairman of the Board of Directors of the Company since September 2003; Chairman of Level 3 Communications since 1979; Chairman Emeritus of PKS since 1998; Director of WorldCom from December 1996 to July 1997. Director of Level 3 Communications, PKS, Berkshire Hathaway, Inc., Burlington Resources, Inc., MidAmerican Energy Holdings, Inc., Valmont Industries, Inc. and RCN.	1993	2006

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.

If the shareholders do not ratify this appointment, the Audit Committee will consider other independent accountants but reserves the right to appoint PricewaterhouseCoopers, LLP as the Company’s independent Accountants until an appropriate replacement can be selected. Notwithstanding the shareholders’ ratification of the selection of the independent accountants, the Audit Committee reserves the right to select other independent accountants at its discretion.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2004, requires the affirmative vote of a majority of the votes cast by holders of CTE Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

PROPOSAL 3

APPROVAL OF THE COMMONWEALTH TELEPHONE ENTERPRISES, INC.

NON-MANAGEMENT DIRECTORS’ STOCK COMPENSATION PLAN

The Board of Directors has unanimously adopted the Commonwealth Telephone Enterprises, Inc. Non-Management Directors’ Stock Compensation Plan (the “Plan”), subject to shareholder approval. To this end, the Plan is being submitted to shareholders for approval.

Summary of the Plan

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix E. The parenthetical section references that follow refer to sections of the Plan that relate to the summary description provided.

Purpose.    The purpose of the Plan is to encourage Non-Management Directors (as defined in the Plan) to have a personal financial stake in Commonwealth Telephone Enterprises, Inc. (the “Company”) through an ownership interest in the Company’s common stock, par value $1.00 per share (“Common Stock”), thereby aligning the interests of Non-Management Directors with those of the Company’s shareholders. (Section 1)

Administration.    The Plan shall be administered by the Board of Directors of the Company or a committee composed of Non-Employee Directors, as such term is defined in Rule 16b-3(b)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the Board of Directors of the Company or such committee may be referred to herein as the “Committee”). Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. (Section 2)

Shares Subject to the Plan.    The shares issued or issuable under the Plan shall not exceed 250,000 shares of Common Stock, subject to adjustment as provided in the Plan. Such shares may be authorized and unissued shares or treasury shares. (Section 3)

Eligibility.    Any member of the Company’s Board of Directors who is not, as of the date of any award to such person, an employee of the Company or any of its subsidiaries, is eligible to participate in the Plan. Currently, there are nine (9) Non-Management Directors of the Company. Any holder of an award granted under the Plan shall hereinafter be referred to as a “Participant.” (Section 5)

Terms of Awards.    As part of the compensation payable to any Non-Management Director, the Committee may grant awards under the Plan in the form of: (i) shares of Common Stock; (ii) restricted shares of Common Stock (“Restricted Shares”); (iii) restricted Share Units representing the right to receive the value of shares of Common Stock and dividend equivalents thereon (“Restricted Share Units”); or (iv) options to purchase shares of Common Stock (“Options”). The Committee shall grant any such awards in accordance with the compensation policies established from time to time by the Board of Directors of the Company for Non-Management Directors (the “Policies”). (Section 6)

Grant of Awards in Lieu of Other Director Fees.    The Committee may grant awards under the Plan in lieu of any other fees payable to any Non-Management Director in his or her capacity as such for services to the Board of Directors of the Company. (Section 7)

Amendment, Modification and Termination of the Plan.    The Committee may terminate, modify or amend the Plan in such respect as it shall deem advisable. No termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect a Participant’s rights under an award granted prior thereto. (Section 11)

Duration of the Plan.    Subject to the approval by the shareholders of the Company, the Plan shall become effective as of February 25, 2004 and shall remain in effect through December 31, 2013. (Sections 12 and 14)

Summary of Tax Aspects of Plan

The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options.    Options granted under the Plan will be Non-Qualified Stock Options (“NQSOs”). An NQSO is an option that does not meet the requirements of Section 422 of the Internal Revenue Code (“Code”). An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of a share of Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the share of Common Stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of Common Stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Common Stock is more than one year.

Common Stock.    Upon receipt of shares of Common Stock, a grantee will recognize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a tax deduction in the same amount.

Restricted Stock.    A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Share Units.    The grant of an award of Restricted Share Units will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Other Matters

The Committee has discretion to determine the type, terms and conditions and recipients of awards granted under the Plan. Accordingly, it is not possible to determine the awards that may be granted to any individual Non-Management Director of the Company.

The Board adopted the Plan subject to shareholder approval. Absent such approval, the Plan will not become effective and no awards will be made under the Plan. In these circumstances, the Board intends to review and reconsider the Company’s Non-Management Director compensation program in light of such vote and its need to align the interests of Non-Management Directors with those of shareholders of the Company.

GENERAL INFORMATION

Electronic Voting

If you own your shares of common stock of record, you may authorize the voting of your shares over the Internet at http://www.eproxy.com/ctco or telephonically by calling 1-800-435-6710 and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 P.M. local time on May 18, 2004.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this Proxy Statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Financial Information

A copy of the Company’s 2003 Annual Report to Shareholders (“Report to Shareholders”) containing the Consolidated Financial Statements of the Company, including the report thereon dated February 10, 2004 of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement. A copy of the Company’s 2003 Annual Report on Form 10-K, including financial statements, schedules, and exhibits, which was filed with the Securities and Exchange Commission (“SEC”) on March 15, 2004 is included as part of the Report to Shareholders.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room, 450 Fifth Street, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to the use of the mail, officers, Directors and other employees of the Company may solicit proxies, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding solicitation materials to their principals.

It is important that proxies be returned promptly. Therefore, if not voting through the Internet or by telephone, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

Shareholders’ Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2005 Annual Meeting of Shareholders, the proposal must (in addition to meeting the requirements of the SEC’s rules governing such proposals) be received by the Company at its principal executive offices by December 20, 2004, provided that this date may be changed in the event that the date of the 2005 Annual Meeting of Shareholders is changed by more than 30 days from the anniversary date of the 2004 Annual Meeting.

Shareholders whose proposals are intended to be raised at the 2005 Annual Meeting of Shareholders, but are not intended to be considered for inclusion in the Company’s Proxy Statement, must deliver to the Company at its principal executive offices, and the Company must receive, their proposals not earlier than January 19, 2005 and not later than February 18, 2005, provided that this date may be changed in accordance with the Company’s By-Laws in the event that the date of the 2005 meeting is changed by more than 30 days from the anniversary date of the 2004 meeting.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Proxy Statement and the documents we incorporate by reference is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments, changes in the competitive environment in which the Company operates and the receipt of necessary approvals.

By order of the Board of Directors,

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: April 19, 2004

Appendix A

Audit Committee Charter

Preamble

The Board of Directors (the “Board”) of Commonwealth Telephone Enterprises, Inc. (the “Company”) does hereby establish this Charter of the Audit Committee of the Company (the “Committee”) with the following purposes in mind: first, to assure all of its shareholders of their right to be informed of the financial affairs and condition of the Company in a fashion that is materially accurate, fair and free from distortions that would be materially misleading; and second, to provide for appropriate, independent and effective procedures on which shareholders may rely and have confidence in the information required to be put forth by the Company in all of its public filings and pronouncements.

Subject to the further enumeration set forth below, the authority of the Committee shall be to oversee all aspects of financial reporting and controls. Further, the Committee will continuously re-evaluate its processes and monitor developments in applicable laws, regulations, and corporate governance requirements and practices that may assist in the fulfillment of its responsibilities. In this regard, the Committee will annually review this charter and present recommended changes to the Board for its adoption.

The Committee must be an independent and vigorous overseer of the financial reporting process. The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the Company’s management, independent auditors, internal auditors, as well as to anyone in the organization it deems necessary or desirable. The Committee is authorized to access any resources required to fulfill its responsibilities. The Committee shall retain independent legal, accounting or other advisors to the degree it deems appropriate or advisable and the Committee shall have sole responsibility for the retention of the independent auditors. Further, the Committee will have sole responsibility for the process of handling complaints regarding the Company’s accounting practices and financial controls. The Company shall fund all activities of the Committee.

In performing its duties, and in an objective and open manner, the Committee will keep the Board fully informed of its activities and findings.

Membership

The Committee will consist of three (3) or more independent Directors, each of whom will be appointed to the Committee for a term commensurate with their terms as Directors. The appointed Directors will be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee. In particular, the members will not have any compensatory relationship with, or receive any form of compensation from, the Company other than as a Director or Committee member of the Board, and the members must also be deemed independent according to all applicable laws and regulations.

The Committee members will be financially literate and have the knowledge and experience required to fulfill their responsibilities.

The Board shall appoint a Chairperson and each member of the Committee; however, the Board may also designate the Committee to elect a Chairperson. At least one member, preferably the Chairperson, will qualify as a financial expert as defined by applicable laws and regulations.

Meetings

The Committee will meet as often as is required and necessary to accomplish its responsibilities. Minutes will be maintained at all of its meetings. Open communication is essential to the Committee; therefore, regularly

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scheduled periodic executive sessions will take place enabling the discussion of any matters that the Committee, independent auditors, internal auditors or management believe should be discussed privately.

Activities

The Committee will undertake several activities in fulfilling its responsibilities. These activities will be established annually, and will be revised as necessary. These activities involve the following areas of responsibility: (i) oversight of the integrity of the financial reporting process of the Company, including any significant accounting or financial reporting matters, changes to accounting principles and practices, significant estimates and judgments, SEC filings, analysts and rating agency guidance, and earnings releases; (ii) oversight of the internal controls related to the financial reporting process and financial risk exposure; (iii) as related to financial reporting, oversight of the internal auditors’ roles and responsibilities, the structured effectiveness of the internal auditing function, performance, findings and recommendations, including management’s responses; (iv) hiring of the independent auditors, determination of their compensation, approval of non-audit services, evaluation of their scope of work and performance, and review of findings and recommendations including management’s responses; and (v) performance of certain other responsibilities, including reviewing with management the steps taken to minimize business risks and exposures, and actions taken to monitor and control such exposures; reviewing the Company’s compliance with applicable laws and regulations; approving all related party transactions and disclosures of such transactions; reviewing the Code of Ethical Conduct for Directors and Officers with respect to accounting, financial reporting and related internal control issues; and establishing and maintaining an orientation and continuing education program for its members. Further, the Committee will establish annual goals and objectives and evaluate itself against those goals and objectives.

It should be noted, however, that the responsibilities of the Committee are inclusive of, rather than limited to, the activities above. The overriding principle is that the Committee is to make such inquires and implement such procedures and establish such protocols as may be necessary to carry out the mandate of this Charter.

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Appendix B

Compensation/Pension Committee Charter

Status:

The Compensation/Pension Committee (“the Committee”) is a committee of the Board of Directors.

Membership:

The Committee shall consist of two (2) or more Directors, all of whom in the judgment of the Board of Directors shall be independent. A person may serve on the Compensation/Pension Committee only if he or she: (i) is a “Non-Employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”); (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code; and (iii) is an “independent director” as defined under NASDAQ listing rules (or such other listing rules that shall apply). The Board may replace Compensation/Pension Committee members.

Responsibilities:

The Committee is responsible for establishing annual and long-term performance goals for the Chief Executive Officer (“CEO”) of the Company. This responsibility includes establishing a basis for the compensation of the CEO and evaluating the performance of the CEO. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. In addition, the Committee:

•	supervises the administration of the Company’s Equity Incentive Plan, and Executive Stock Purchase Plan, and any other equity-based employee benefit plans;

•	reviews and makes recommendations to the Board with respect to the compensation of all directors, officers and other key executives, including incentive-compensation plans and equity-based plans;

•	reviews and approves all equity incentive awards to employees other than executive officers of the Company;

•	annually reviews, approves, and informs the Board of the following for the CEO and the senior executives of the Company:

i.	the annual base salary level

ii.	the annual incentive opportunity level

iii.	the long-term incentive opportunity level

iv.	employment agreements, severance arrangements, and change in control agreements/provisions, in each case, when and if appropriate, and

v.	any special or supplemental benefits;

•	periodically reviews the effectiveness of the existing compensation programs for executive officers of the Company and develops and establishes new or revised compensation programs as may be appropriate;

•	makes recommendations to the Board on the Company’s compensation and pension practices and policies;

•	makes recommendations to the Board regarding reservation of shares for issuance under employee benefit plans;

•	publishes an annual report for inclusion in the Proxy Statement of the Company;

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•	reviews and evaluates the investment performance of the various pension and retirement plans and supervises the performance of the administrators, investment managers and trustees of said plans as well as reviews the actuarial assumptions used in setting the Company’s funding policies for said plans;

•	is responsible for engaging (from time to time) consultants to assist the Committee on compensation and pension issues affecting the Company or its employees;

•	may form and delegate authority to subcommittees when appropriate;

•	makes regular reports to the Board;

•	reviews and reassesses the adequacy of this Charter annually and recommends any proposed changes to the Board for approval; and

•	shall annually review its performance.

Meetings:

The Committee shall meet at least three (3) times each year and at such other times as it deems necessary to fulfill its responsibilities. In addition, the Committee shall meet in executive session without Company management on a regular basis.

Report:

The Committee shall prepare a report each year concerning its compliance with this Charter for inclusion in the Company’s Proxy Statement.

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Appendix C

Corporate Governance Committee Charter

Purpose of Committee

The purpose of the Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Commonwealth Telephone Enterprises, Inc. (the “Company”) is to oversee compliance of the Company’s Corporate Governance Guidelines and to assist the Board in fulfilling its oversight responsibilities. More specifically, its purposes are to develop, review and periodically reassess the Company’s Corporate Governance Guidelines and Code of Ethical Conduct and recommend proposed changes to the Board; identify, consider and recommend qualified candidates to the Board for election as Directors, including the slate of Directors that the Board proposes for election at the Annual Shareholders’ Meeting; recommend Committee assignments to the Board; and to be responsible for matters relating to Board compensation and education.

Membership

The Committee shall consist of at least three (3) members, comprised solely of independent directors meeting the independence requirements of the National Association of Securities Dealers (“NASD”). The Board shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board and may be removed by the Board at any time. The Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters:

Corporate Governance Matters

•	The Committee shall develop and recommend to the Board the Corporate Governance Guidelines for the Company. At least annually, the Committee shall review and reassess the adequacy of such Corporate Governance Guidelines and the Company’s Code of Ethical Conduct and recommend any proposed changes to the Board.

•	The Committee shall oversee compliance with the Company’s Corporate Governance Guidelines and report on such compliance to the Board. The Committee shall also review and consider any requests for waivers of the Company’s Corporate Governance Guidelines and Code of Ethical Conduct for the Company’s directors and executive officers and shall make a recommendation to the Board with respect to such request for a waiver.

•	The Committee shall review and recommend to the Board any proposed amendments to the By-Laws of the Company as may be appropriate.

•	The Committee shall review potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any issue as to which there may be a conflict.

Board/Committee Nominees

•	The Committee shall oversee searches for and identify qualified individuals for membership on the Company’s Board of Directors and its Committees.

•	The Committee shall establish criteria for Board and Board committee membership and shall recommend individuals for membership on the Company’s Board of Directors and directors for appointment to the committees of the Board. In making its recommendations, the Committee shall:

•	review candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate based on the independence requirements of NASD) as set forth in criteria established by the Committee and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law;

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•	evaluate current directors for re-nomination to the Board or re-appointment to any Board committees;

•	periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board and each committee;

•	consider rotation of committee members and committee Chairmen; and

•	consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the Committee.

Evaluating the Board and Its Committees

•	The Committee shall periodically review the size and responsibilities of the Board and its committees and recommend any proposed changes to the Board.

Succession Planning

•	The Committee shall request that management establish long-term and short-term plans for succession in the Office of the President and Chief Executive Officer and will oversee the implementation of said plans as well as consider and recommend to the Board candidates for successor to the President and Chief Executive Officer as well as other corporate officers when vacancies shall occur in those offices.

Director Compensation/Continuing Education

•	The Committee shall review and recommend to the Board for approval the compensation (including restricted stock grants and other equity-based compensation) for the Company’s directors.

•	The Committee shall develop and oversee an orientation and continuing education program for directors.

Reporting to the Board

•	The Committee shall report to the Board periodically. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, corporate governance or any other matters that the Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluations.

•	The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

Procedures

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter. The Chair of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this Charter.

The Committee has the sole authority to retain and terminate any search firm assisting the Committee in identifying director candidates, including sole authority to approve all such search firm’s fees and other retention terms. In addition, the Committee has the sole authority to retain and terminate any compensation consultant assisting the Committee in the evaluation of director compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate and in the best interests of the Company.

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Appendix D

Corporate Governance Guidelines

These Corporate Governance Guidelines have been developed and approved by the Corporate Governance Committee of the Board of Directors (the “Board”) of Commonwealth Telephone Enterprises, Inc. (the “Company”) because the Board believes that the long-term success of the Company is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and spirit of regulatory and legal mandates. These Guidelines are intended to foster the highest level of ethical compliance by the Company, its officers, directors and employees.

1.    Composition of the Board and Board Membership Criteria

The Corporate Governance Committee shall establish criteria for Board membership, which shall include the criteria set forth in these Corporate Governance Guidelines, and shall recommend individuals for membership on the Company’s Board of Directors. In making its recommendations, the Corporate Governance Committee shall:

•	review candidates’ qualifications for membership on the Board (including a determination as to the independence of the candidate) based on the criteria established by the Corporate Governance Committee;

•	evaluate current directors for re-nomination to the Board; and

•	periodically review the composition of the Board in light of the current challenges and needs of the Board.

2.    Director Qualifications

Independence

A majority of the Board shall be comprised of directors meeting the independence requirements of the National Association of Securities Dealers (“NASD”). The Board shall make an affirmative determination at least annually as to the independence of each director.

Term Limits

Although the Board has determined that term limits for its members are not necessary, the Board shall periodically review the appropriateness of director term limits in connection with its procedures for the selection and nomination of directors to ensure the presence of diverse viewpoints and ideas on the Board.

Retirement Age

It is the policy of the Board to avoid a mandatory retirement age for directors which would have the disadvantage of discontinuing the availability and contributions of directors who are otherwise capable and valuable members of the Board.

Simultaneous Service on Other Public Company Boards

It is the policy of the Board that every director must notify the General Counsel or the Chairman of the Corporate Governance Committee prior to accepting any invitation to serve on another for-profit corporate board or with a government or advisory group. The Corporate Governance Committee shall evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to continued Board membership.

Changes in Primary Employment

It is the policy of the Board that every director must notify the General Counsel or Chairman of the Corporate Governance Committee of his or her retirement, any change in employer and any other significant change in professional roles and responsibilities. The Corporate Governance Committee shall evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to continued Board membership.

Conflicts of Interest

If an actual or potential conflict of interest develops because of a change in the business of the Company or a subsidiary, or in a director’s circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the General Counsel or Chairman of the Corporate Governance Committee for evaluation and appropriate resolution by the Corporate Governance Committee.

If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion, and shall not vote on the matter.

3.    Director Responsibilities

The Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In fulfilling these roles, each director must act in what he or she reasonably believes to be in the best interests of the Company and must exercise his or her business judgment.

Participation at and Preparation for Board Meetings

The Company expects directors to be active and engaged in discharging their duties and to keep themselves informed about the business of the Company. Directors are expected to attend Board meetings and the meetings of the committees on which they serve and to prepare themselves for these meetings.

In order for the Board to exercise fully its oversight functions, management provides the Board with access to information regarding the Company and the markets in which the Company operates. The information comes from a variety of sources, including management reports, security analysts’ reports, information regarding peer performance and interaction with senior management at Board and Committee meetings. Any written materials which would assist directors in preparing for a Board or committee meeting shall be distributed to the directors in advance of the meeting, to the extent possible, and directors are expected to review such materials prior to the meeting.

4.    Meetings of Independent Directors

The Company’s independent directors shall regularly schedule executive sessions in which the non-independent directors and management do not participate.

5.    Board Size

The By-Laws of the Company provide that the size of the Board shall not be less than three (3) nor more than twenty-four (24) directors. Presently, the Board has ten (10) members. Although the Board considers its present size to be appropriate, it may consider expanding its size to accommodate an outstanding candidate or candidates or reducing its size if the Board determines that a smaller Board would be more appropriate. The Corporate Governance Committee shall periodically review the size of the Board and recommend any proposed changes to the Board.

6.    Chairman of the Board and CEO

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The Board may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the CEO.

7.    Board Committees

The Board shall have at all times at least an Executive Committee, an Audit Committee, a Compensation/Pension Committee and a Corporate Governance Committee. Only independent directors meeting the independence requirements of the NASD may serve on the Audit Committee, Compensation/Pension Committee and Corporate Governance Committee. Committee members shall be appointed by the Board based upon the recommendation of the Corporate Governance Committee, except for the Corporate Governance Committee, which is directly appointed by the Board. The Board may, from time to time, establish or maintain additional committees, as it deems appropriate and in the best interests of the Company.

In making its recommendation for committee appointments, the Corporate Governance Committee shall:

•	review candidates’ qualifications for membership on the committee (including a determination as to the independence of the candidate) based on the criteria established by the Corporate Governance Committee; and

•	evaluate current directors for re-appointment to a committee; and

•	periodically review the composition of the committee in light of the current challenges and needs of the committee.

While the rotation of committee members at certain set intervals should be considered periodically, rotation is not required because the Board believes there are significant benefits attributable to continuity and experience gained in service on a particular committee over time.

Each of the Audit Committee, Compensation/Pension Committee and Corporate Governance Committee shall operate pursuant to its own written charter. These charters shall, among other things, set forth the purpose, goals and responsibilities of the particular committee, the procedures for committee member appointment and committee structure and operations, as well as reporting to the Board. The charters shall also provide for an annual evaluation of each committee’s performance.

8.    Board Member Access to Management and Independent Advisors

Board members shall have access to the management of the Company and to its outside counsel and auditors.

Executive officers and other members of senior management are expected to be present at Board meetings at the invitation of the Board. The Board encourages senior management to make presentations and to invite to Board meetings managers and other employees who can provide additional insight into the items being discussed. The Board also encourages senior management to include in Board meetings individuals that the senior management believes may become prospective leaders of the Company.

The Board and each of its committees is authorized to hire independent legal, financial or other advisors as they may consider necessary, without conferring with or obtaining the approval of management or, in the case of committees, the full Board. However, the Board and each of its committees will notify management when doing so.

9.    Director Compensation

The Corporate Governance Committee shall review and recommend to the Board for approval compensation (including restricted stock grants and other equity-based compensation) for the Company’s directors.

10.    Director Orientation and Continuing Education

All new members of the Board and new members of committees are encouraged to participate in the Company’s orientation program for directors. Other directors may also attend the orientation program.

All directors will be offered the opportunity and are encouraged to participate in continuing education programs in order to stay current and knowledgeable about the business of the Company.

Such orientation and continuing education programs shall be developed and overseen by the Corporate Governance Committee.

11.    By-Laws

The Board and the Corporate Governance Committee share the responsibility of insuring that the Company By-Laws are appropriate for the proper operation of the Company. Additionally, the General Counsel shall be responsible for insuring that the Company By-Laws are in compliance with all laws and regulations and will keep the Board and Corporate Governance Committee updated on said compliance. The Board has delegated responsibility to the Corporate Governance Committee to review and advise on By-Law issues including any recommendation to the Board that the By-Laws be amended.

12.    Succession Planning

The Board and the Corporate Governance Committee share the responsibilities for succession planning. The Board has delegated responsibility to the Corporate Governance Committee to review and advise on management succession issues including the recommendation to the Board for selection of a new President and Chief Executive Officer.

13.    Trading in Company Stock

All Directors and Officers of the Company shall contact General Counsel prior to buying or selling Company stock to insure that the appropriate trading windows are open and said trades are in compliance with all applicable securities laws.

14.    Annual Performance Evaluation

The Board, led by the Corporate Governance Committee, shall establish and conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. This process shall also include annual self-assessments by each Board committee with performance criteria for each committee established on the basis of its charter.

15.    Regulatory Compliance

It is the policy of the Board to make every effort to comply with current and future SEC or NASD rules and regulations which apply to the Company.

16.    Periodic Review

These principles shall be reviewed by the Corporate Governance Committee from time to time but not less than annually.

Appendix E

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

Non-Management Directors’ Stock Compensation Plan

1.	Purpose. The purpose of the Commonwealth Telephone Enterprises, Inc. Non-Management Directors’ Stock Compensation Plan (this “Plan”) is to encourage Non-Management Directors (as defined in Section 5 below) to have a personal financial stake in Commonwealth Telephone Enterprises, Inc. (the “Company”) through an ownership interest in the Company’s common stock, par value $1.00 per share (“Common Stock”), thereby aligning the interests of Non-Management Directors with that of the Company’s shareholders.

2.	Administration. This Plan shall be administered by the Board of Directors of the Company or a committee composed of Non-Employee Directors, as such term is defined in Rule 16b-3(b)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the Board of Directors of the Company or such committee may be referred to herein as the “Committee”). Subject to the provisions of this Plan, the Committee is authorized to interpret this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s interpretation of this Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, is conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under this Plan.

3.	Shares Subject to the Plan. The shares issued or issuable under this Plan shall not exceed 250,000 shares of Common Stock, subject to adjustment as provided in Section 4 below. Such shares may be authorized and unissued shares or treasury shares. If, after the effective date of this Plan, any shares of Common Stock covered by an award under this Plan, or to which such an award relates, are forfeited, or if such an award otherwise terminates without the delivery of shares of Common Stock or of other consideration, then the shares of Common Stock covered by such award, or to which such award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under this Plan.

4.	Adjustment of and Changes in Shares of Common Stock. In the event of a stock split, stock dividend, extraordinary cash dividend, subdivision or combination of the shares or other change in corporate structure affecting the shares, the number of shares of Common Stock authorized by this Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock subject to any outstanding award hereunder shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share thereunder.

5.	Participants. Any member of the Company’s Board of Directors who is not, as of the grant date of any award to such person, an employee of the Company or any of its “subsidiary corporations” (as such term is defined in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”)) (“Non-Management Director”) is, except as may be otherwise provided herein, eligible to participate in this Plan. Any holder of an award granted hereunder shall hereinafter be referred to as a “Participant.”

6.	Terms of Awards. As part of the compensation payable to any Non-Management Director, the Committee may grant awards under this Plan in the form of (i) shares of Common Stock and dividend equivalents thereon; (ii) restricted shares of Common Stock; (iii) restricted share units representing the right to receive the value of shares of Common Stock; or (iv) options to purchase shares of Common Stock. The Committee shall grant any such awards in accordance with the compensation policies established from time to time by the Board of Directors of the Company for Non-Management Directors (the “Policies”). Each award hereunder shall be evidenced by a written agreement or instrument (which need not be executed by the Participant) which shall contain the terms and conditions of such award and shall be consistent with the provisions of this Plan.

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7.	Grant of Awards in Lieu of Other Director Fees. To the extent consistent with the Policies, and subject to such terms and conditions as the Committee shall determine, the Committee may grant awards under this Plan in lieu of any other fees payable to any Non-Management Director in his or her capacity as such for services to the Board of Directors of the Company.

8.	Certificates: Effectiveness of Registration Statement. Each stock certificate issued pursuant to this Plan may bear an appropriate legend disclosing the restrictions on transferability imposed on such shares by this Plan or by applicable law. Notwithstanding anything to the contrary herein, no shares of Common Stock shall be issued pursuant to an award under this Plan until (i) a Registration Statement on Form S-8 with respect to the shares of Common Stock has been filed with and declared effective by the United States Securities and Exchange Commission and (ii) the related prospectus has been distributed to the Non-Management Directors.

9.	Withholding. Whenever the Company issues shares of Common Stock under this Plan, the Company shall have the right to withhold from sums due the recipient, or to require the recipient to remit to the Company, any amount sufficient to satisfy any federal, state/or local withholding tax requirements prior to the delivery of any certificate for such share.

10.	Section 83(b) Election. Participants shall have the right to make an election under Section 83(b) of the Code, if applicable, with regard to the taxation of awards under this Plan.

11.	Amendment. The Committee may terminate, modify or amend this Plan in such respect as it shall deem advisable. No termination, modification or amendment of this Plan may, without the consent of a Participant, adversely affect a Participant’s rights under an award granted prior thereto. If any provision of this Plan or any award granted hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or award granted hereunder, or would disqualify this Plan or any award granted hereunder under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the award granted hereunder, such provision shall be stricken as to such jurisdiction, person or award granted hereunder, and the remainder of this Plan and any such award granted hereunder shall remain in full force and effect.

12.	Duration of the Plan. This Plan shall remain in effect through December 31, 2013.

13.	Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

14.	Effective Date. Subject to the approval of this Plan by the shareholders of the Company, this Plan shall become effective as of February 25, 2004, the date the Board of Directors of the Company approved this Plan.

15.	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws.

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This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted as recommended by the Board of Directors.

1.

Election of three (3) Directors to Class II to serve for a term of

VOTE FOR

VOTE WITHHELD

three (3) years.

ALL

FROM ALL

NOMINEES

NOMINEES

The Board of Directors recommends a vote “FOR” all the nominees. (Instructions: To withhold authority to vote for any individual nominee, first mark “Vote For All Nominees”, then strike a line through the nominee’s name in the list below.) 01 Frank M. Henry 02 Michael J. Mahoney 03 John J. Whyte

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004.

FOR

AGAINST

ABSTAIN

The Board of Directors recommends a vote “FOR” Proposal #2.

Internet

Telephone

Mail

http://www.eproxy.com/ctco

1-800-435-6710

Mark, sign and date

Use the Internet to vote your proxy. OR

Use any touch-tone telephone to

OR

your proxy card

Have your proxy card in hand when

vote your proxy. Have your proxy

and

you access the web site.

card in hand when you call.

return it in the enclosed postage-paid envelope.

Please mark your votes as indicated in this example X Approval to adopt the CTE Non-Management Directors’ Stock Compensation Plan. The Board of Directors recommends a vote “FOR” Proposal #3. FOR AGAINST ABSTAIN Signature Signature Date Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. FOLD AND DETACH HERE Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Telephone and Internet voting is available through 11:59 PM Local Time the day prior to the Annual Meeting. Your telephone or Internet vote authorizes the named lawful agents and proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. 100 CTE DRIVE DALLAS, PENNSYLVANIA 18612-9774 PROXY - Annual Meeting of Shareholders - May 19, 2004 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Michael J. Mahoney, David C. Mitchell and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock of the undersigned in COMMONWEALTH TELEPHONE ENTERPRISES, INC. (the “Company”) entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on May 19, 2004, at 11:00 A.M., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2004 Annual Meeting. This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS FOLLOW INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD FOR INTERNET OR TELEPHONE VOTING, OTHERWISE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. PLEASE RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued, and to be Signed and Dated, on Reverse Side) Address Change/Comments Email: FOLD AND DETACH HERE